EXHIBIT (a)(1)(viii)

WITHDRAWAL LETTER

WITHDRAWAL LETTER FOR THE OFFER TO PURCHASE FOR CASH ALL SERIES B SHARES (INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES) OF BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, BY BANCO SANTANDER, S.A.

TO BE COMPLETED AND SUBMITTED IN DUPLICATE TO THE FINANCIAL INTERMEDIARY TO WHICH THE SHAREHOLDER HAD DELIVERED ITS SHARE LETTER OF TRANSMITTAL/ADS LETTER OF TRANSMITTAL NO LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON THE EXPIRATION DATE

I, the undersigned,

Legal entity:

Name and legal form:
Registered office:
Country:
Validly represented by:	1. (name, surname, domicile and capacity) 2. (name, surname, domicile and capacity)

Natural person:

Surname:
Name:
Domicile:
Nationality:
Surname:
Passport number:

declare after having had the opportunity to read the Offer to Purchase, dated November 3, 2021 (the “Offer to Purchase”) published by Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”), relating to its offer to purchase all of Series B Shares, par value Ps.3.78078296 (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, a company organized under the laws of the United Mexican States (the “Company”), including all Series B Shares represented by American depositary shares (the “ADSs,” with every ADS representing five Series B Shares), that:

i.	I accept the terms and conditions to withdraw from the Offer described in the Offer to Purchase;

ii.	I hereby withdraw:

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☐	my acceptance of the Offer and the tender of my Series B Shares/ADSs indicated on my executed Share Letter of Transmittal/ADS Letter of Transmittal, a copy of which I attach to this Withdrawal Letter;

I am aware, agree and confirm that:

i.	in order to be valid, this Withdrawal Letter must be submitted in duplicate in accordance with the applicable withdrawal procedure as set forth in the Offer to Purchase (The Offer - Section 4. Withdrawal Rights), to the financial intermediary to which I had delivered my Share Letter of Transmittal/ADS Letter of Transmittal at the latest before 5:00 p.m., New York City time, on the Expiration Date, or any earlier deadline set by the financial intermediary;

ii.	I am duly authorized to withdraw my acceptance of the Offer and all authorizations, formalities or procedures required to that end have been duly and successfully obtained, accepted, completed and/or carried out;

iii.	if the Series B Shares/ADSs are co-owned by two or more holders, each of them must provide the identification information requested above and sign this same Withdrawal Letter; if the Series B Shares/ADSs are subject to beneficial ownership, both the bare owner and the beneficial owner must provide the identification information requested above and sign this Withdrawal Letter; if the Series B Shares/ADSs are pledged, both the pledging debtor and the creditor benefiting from such pledge must provide the identification information requested above and sign this Withdrawal Letter with the understanding that the creditor benefiting from the pledge will be deemed irrevocably and unconditionally to renounce and release the shares concerned from his pledge; and

iv.	I have received all information necessary to be able to take a decision on the Offer with full knowledge of the facts, and I am fully aware of the risks it entails and have inquired about the taxes I could owe in the framework of the transfer of my Series B Shares/ADSs to Purchaser which, if need be, I shall bear in full.

Except where indicated to the contrary, the terms used in this Withdrawal Letter shall have the same meaning as in the Offer to Purchase.

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Done in duplicate at (place)	on

__________________________	(date) __________________________

The holder of Shares/ADSs	Other financial intermediary

(signature) (name, first name)	(signature) (financial intermediary)

(signature) (name, first name)

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